Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Monotype Imaging Holdings Inc. 2004 Stock Option and Grant Plan and 2007 Stock Option and Incentive Plan of our report dated April 11, 2007, except as to Note 14, as to which the date is July 5, 2007, with respect to the consolidated financial statements of Monotype Imaging Holdings Inc., which are included in its Registration Statement on Form S-1, as amended (File No. 333-140232), as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 26, 2007